EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made and entered into as of the 1st day of October, 1995 by and between SDN Bancorp, Inc., a Delaware bank holding company, having its executive office in Encinitas, California (the "Company"), and Robert P. Keller of Gilford, New Hampshire ("Employee").

         WHEREAS, the Company desires to employ Employee, and Employee desires to be employed by the Company; and

         WHEREAS, the employment of Employee upon the terms and conditions set forth herein is an integral element of the Company's business plan:

         NOW, THEREFORE, the Company and Employee hereby agree as follows:

         1.   Term.   The Company hereby employs Employee, and Employee
hereby accepts employment, on the terms and conditions hereinafter provided for a period of three (3) years beginning on October 1, 1995 and ending on September 30, 1998 (the "Initial Term"). This Agreement shall be deemed to be extended automatically for successive one (1) year periods following the expiration of the Initial Term unless either the Company or Employee, by written notice to the other given at least one (1) year prior to the expiration of the Initial Term or any extension thereof, as the case may be, notifies the other party of its intent not to extend this Agreement.

         2.   Capacity

              (a) General. At all times during the term hereof, the Company shall employ Employee as its senior most executive officer. Employee shall be subject to the supervision of, and report directly to, the Board of Directors of the Company. The Company shall employ Employee on a full-time basis, and Employee shall devote his best professional efforts to the performance of his duties hereunder. It is the intention of the parties hereto that, subject to the direction and supervision of the Board of Directors of the Company and, as applicable, the respective Board of Directors of the Company's subsidiaries, Employee shall have full discretionary authority to control the day-to-day operations of the Company and its subsidiaries and to incur such obligations on behalf of the Company and its subsidiaries as may be required in the ordinary course of their businesses. With the exception of the following, Employee shall obtain approval of the Company's Board of Directors prior to joining any Board of Directors, venture capital fund, independent consultant, or other entity:

                        1)   Dartmouth Capital Group, Inc.
                        2)   Triumphant Venture Capital Fund
                        3)   Freedom Energy Company
                        4)   Source One Mortgage Servicing Corporation
                        5)   White Mountain Holdings, Inc.
                        6)   Pennichuck Corporation
                        7)   Centricut, Inc.

              (b) Director of the Company. The Company shall propose to its stockholders at each annual meeting of stockholders during the term hereof the reelection of Employee as a director of the Company and shall cause Employee to be elected as a director of each of the Company's subsidiaries that is a depository institution or a "significant subsidiary" of the Company within the meaning of Rule 1-02(w) of Regulation S-X promulgated by the Securities and Exchange Commission ("SEC") (17 C.F.R. Sec. 210-1-02(w)), provided in each case Employee is otherwise eligible for such reelection. If elected to the Board of Directors of the Company or any of its subsidiaries, Employee agrees to serve thereon and shall not receive any compensation in addition to that provided for in this Agreement.

         3.   Compensation and Benefits

              (a)       Base Salary.   The Company shall pay Employee, in
installments paid not less frequently than monthly which are as nearly equal as possible, an annual salary in the amount of One Hundred Fifty Thousand
Dollars ($150,000.00). Such amount shall be automatically adjusted upward based on the consolidated assets of the Company and its subsidiaries, as follows:

                 Asset Size                             Annual Salary
                (In millions)

                   $     0  to  $150                       $150,000
          >            150  to   400                        200,000
          >            400  to   800                        250,000
          >            800  to 1,200                        300,000
          >          1,200                                  350,000

For purposes of the immediately preceding sentence, the Company's consolidated assets shall be calculated as of the end of each of the Company's fiscal quarters and shall be equal to the Company's average consolidated assets for the six-month period then ended calculated on a daily basis in accordance with generally accepted accounting principles ("Average Consolidated

Assets"); provided, however, that if the Company's total consolidated assets as of the end of a fiscal quarter vary by more than twenty percent (20%) from the Average Consolidated Assets for the six-month period ended as of that date, the Company's total consolidated assets as of that date shall be used for purposes of determining any adjustment to Employee's salary. If, subsequent to an increase in Employee's salary pursuant to this Section 3(a), the Company's Average Consolidated Assets as of the end of any fiscal quarter are less than the most recently applied consolidated asset threshold for determining Employee's salary, Employee's salary shall be decreased, effective as of the beginning of the quarter next following the measurement date, to a level determined in accordance with the table set forth in this subsection (a). If the Company's Average Consolidated Assets exceed $1.8 billion, Employee may request that the Compensation Committee of the Company's Board of Directors (the "Committee") consider, in its sole discretion, and make a recommendation to the Company's Board of Directors whether it is appropriate to increase such salary. In determining whether to recommend such an adjustment, the Committee may consider, among other factors, changes in cost of living, net profits of the Company and its subsidiaries and affiliates and Employee's performance of his duties. Employee's annual salary, as so determined, is hereinafter referred to as the "Base Salary."

          (b)   Restricted Stock

                       (i) Terms of Issuance. Whenever during the term of this Agreement the Company shall issue Common Stock or a Common Stock
     Equivalent (each as hereinafter defined), other than Common Stock or a Common Stock Equivalent sold to Dartmouth Capital Group, L.P. or director qualifying shares sold to any director of a subsidiary of the Company, the Company shall issue to Employee, at no cost, a number of shares of Common Stock (the "Restricted Stock") calculated as follows:

     where

          X     = the number of shares of Restricted Stock to be
                  issued to Employee at that time; and

          Y     = the number of shares of Common Stock then
                  issued by the Company, or in the case of the issuance of a Common Stock Equivalent, the number of shares of Common Stock into which such Common Stock Equivalent may be converted.

     Subject only to the restrictions on transferability and forfeiture conditions described elsewhere in this subsection (b), Employee shall have all the rights of a shareholder with respect to any shares of Restricted Stock issued pursuant to this subsection (b), including, without limitation, the right to vote the Restricted Stock and to receive any dividend or other distribution with respect thereto. Shares of Restricted Stock, if any, shall be evidenced by one or more stock certificates registered in Employee's name and, unless otherwise determined by the Committee, shall be deposited by Employee, together with a stock power endorsed in blank, with the Secretary of the Company. At the expiration of the Restricted Period (as hereinafter defined), the Company shall promptly deliver such certificates and stock powers to Employee.

                      (ii) Restrictions on Transfer. During the Restricted Period, Employee may not sell, assign, transfer, pledge, hypothecate or otherwise encumber or transfer the Restricted Stock, except as permitted by the Committee.

                     (iii) Forfeiture. If Employee's employment hereunder is terminated for cause pursuant to Section 5(b) of this Agreement or if Employee resigns from the Company during the Restricted Period without the consent of the Board of Directors of the Company, any shares of Restricted Stock then outstanding shall be forfeited to the Company without any payment to Employee.

                      (iv) Restricted Period. Except as otherwise provided in clause (v) below, for purposes of this Agreement the term "Restricted Period" shall mean the period commencing upon the issuance of the Restricted Stock and terminating upon the earliest to occur of the following events:

                (A)      a Change in Control (as hereinafter defined);

                (B) Employee's retirement from the Company after attaining age 62;

                (C) the effective date of Employee's resignation from the Company with the consent of the Board of Directors;

                (D) the effective date of the expiration of this Agreement pursuant to notice of non-renewal given by the Company as provided by Section 1 hereof;

                (E) the effective date of Employee's termination of this Agreement for cause pursuant to Section 5(c) hereof;

                (F) the effective date of the termination of Employee's employment by the Company due to a "disability" as defined in this Agreement; or
                (G)      Employee's death.

                       (v) Special Provisions for Restricted Stock Awarded Upon Issuance of a Common Stock Equivalent. Notwithstanding the provisions of the immediately preceding clause (iv), the Restricted Period for any share of Restricted Stock that is issued to Employee pursuant to this subsection (b) as a consequence of the Company's issuance of a Common
     Stock Equivalent shall terminate on the later of (X) the date on which such Common Stock Equivalent first becomes convertible into or exchangeable for shares of Common Stock and (Y) the earliest to occur of the events specified in the immediately preceding clause (iv). If any Common Stock Equivalent is redeemed in whole or in part by the Company prior to the date such Common Stock Equivalent is convertible into or exchangeable for shares of Common Stock, upon such redemption there shall be forfeited to the Company, without any payment to Employee, a pro rata portion of the shares of Restricted Stock issued pursuant to this subsection (b) as a consequence of the Company's sale of such Common Stock Equivalent.

                      (vi)  Certain Definitions

                (A) "Change in Control" means the first to occur of the following:

                   (I) the Company's Board of Directors authorizes the Company to enter into a definitive agreement providing for the reorganization, merger, or consolidation of the Company, or sale or other disposition of all or substantially all of the assets of the Company (each a "Business Combination"), in each case unless immediately following the consummation of such Business Combination all of the following conditions are satisfied: (X) Persons, who, immediately prior to such Business Combination, were the beneficial owners of the voting securities entitled to vote generally in the election of directors of the Company (the "Outstanding Voting Securities"), beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act (as hereinafter defined)), directly or indirectly, more than one-third (33 %) of, respectively, the then outstanding shares of common stock and the combined voting power of the then Outstanding Voting Securities entitled to vote generally in the election of directors, as the case may be, of the entity (the "Resulting Entity") resulting from such Business Combination
                (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries); (Y) no Person (other than any member of the Dartmouth Capital Group (as hereinafter defined) or any employee benefit plan (or related trust) of the Company or the Resulting Entity) beneficially owns (within the meaning of Rule 13d-3), directly or indirectly, more than twenty percent (20.0%) of, respectively, the then outstanding shares of common stock of the Resulting Entity or the combined voting power of the then Outstanding Voting Securities of the Resulting Entity, except to the extent that such Person's beneficial ownership of the Company immediately prior to the Business Combination exceeded such threshold; and (Z) at least one-half of the members of the board of directors of the Resulting Entity were members of the Board of Directors of the Company at the time the Company's Board of Directors authorizes the Company to enter into the definitive agreement providing for such Business Combination; or

                      (II) the acquisition by any Person (other than a member of the Dartmouth Capital Group) of beneficial ownership (within the meaning of Rule 13d-3) of more than twenty percent (20.0%) of the combined voting power (calculated as provided in Rule 13d-3 in the case of rights to acquire securities) of the then Outstanding Voting Securities of the Company; provided, however, that for purposes of this clause (II), the following acquisitions shall not constitute a Change in Control: (X) any acquisition directly from the Company, (Y) any acquisition by the Company and (Z) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; or

                      (III) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

                (B) "Common Stock" means the common stock, $.01 par value per share, of the Company.

                (C) "Common Stock Equivalent" means a security of the Company convertible into or exchangeable for shares of Common Stock, other than options, warrants or other securities issued to employees of the Company in connection with their employment, such as, without limitation, any option issued under the Option Plan (as hereinafter defined).

                (D)      "Dartmouth Capital Group" means Dartmouth
          Capital Group, L. P., a Delaware Partnership (the "Partnership"), Dartmouth Capital

          Group, Inc., a Delaware corporation and a general partner of the Partnership (the "General Partner"), and any Person who as of June 30, 1996 is a limited partner of the Partnership or a shareholder of the General Partner.

                (E) "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which definition shall include a "person" within the meaning of Section 13(d)(3) of the Exchange Act.

          (c)   Stock Options

                 (i) Establishment of Option Plan. Within one year after the date of this Agreement, the Board of Directors of the Company shall adopt a stock option plan (together with any successor plan, the "Option Plan") pursuant to which the Board of Directors or the Committee may grant stock options to Employee and other officers of the Company or any of its subsidiaries. The Company and Employee expect that options granted under the Option Plan will not qualify as incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), although the Company may in its sole discretion choose to grant Incentive Stock
     Options. The number of shares of Common Stock reserved for issuance under the Option Plan shall not be less than six percent (6.0%) of the sum of (X) the number of shares of Common Stock that the Board of Directors estimates in good faith will be outstanding on December 31, 1996, taking into account any acquisition, Business Combination or proposed issuance of securities then pending, and (Y) the shares reserved for issuance under the Option Plan. The number of shares reserved for issuance pursuant to the Option Plan, as that number may be increased from time to time, is hereinafter referred to as the Option Pool.

                      (ii) Number of Shares Subject to Options to be Granted to Employee. Promptly following the adoption of the Option Plan, the Company shall grant to Employee an option exercisable for a number of shares of Common Stock equal to fifty percent (50.0%) of the shares in the Option Pool, rounded to the nearest whole share. If the Company thereafter increases the number of shares in the Option Pool, the Company shall promptly grant to Employee an option exercisable for a number of shares of Common Stock equal to fifty percent (50.0%) of the amount by which the Company increases the Option Pool, rounded to the nearest whole share.

                (iii) Other Terms of Stock Option to be Granted to Employee. The exercise price, vesting schedule and other terms of any stock option granted to Employee under the Option Plan shall be substantially similar to the terms of any other contemporaneously granted stock option under the Option Plan, provided, however, that any stock option granted to Employee shall

                (A) not have an exercise price less than the fair market value of the Common Stock at the time of grant;

                (B) to the extent the stock option has an escalating exercise price or a fixed exercise price in excess of the then fair market value of the Common Stock, reflect an annual percentage increase of not greater than the then current yield to maturity of the most recently auctioned 5-year U.S. Treasury Notes, as reported in the Wall Street Journal on the business day immediately preceding the date of grant;

                (C) vest over a period of not more than four years from the date of grant;

                (D) provide that if Employee's employment is terminated by the Company other than for cause (as defined in Section 5 of this Agreement), the stock option will continue to be exercisable until such date as the stock option would have expired if Employee had continued to be employed by the Company;

                (E) provide that upon a Change in Control (as defined in subsection (b) of this Section 4), any stock option then outstanding shall become fully exercisable; and

                (F) provide that if Employee's employment is terminated by the Company for cause (as defined in Section 5 of this Agreement), the stock option will terminate, to the extent not previously exercised, as of the effective date of the termination of Employee's employment.

          (d) Registration of Common Stock. At any time during the term of this Agreement after the Company becomes eligible to file with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), a registration statement on Form S-8 (or any successor form applicable to stock issued to employees) , the Company shall use all reasonable efforts to register any subsequent issuance of shares of Restricted Stock and shares of Common Stock ("Option Shares") that may be issued upon Employee's exercise of an option granted under the Option Plan. With respect to any shares of Restricted Stock and Option Shares issued by the Company without registration under the Securities Act, at any time during the term of this Agreement after the Company becomes eligible to file with the SEC under the Securities Act a registration statement on Form S-3 (or any successor form applicable to secondary offerings) Employee may request the Company, in writing, to effect the registration of such Restricted Stock and Option Shares. Thereupon, the Company shall use all reasonable efforts to effect the registration, as expeditiously as possible, on Form S-3, or such successor form, of all shares which the Company has been requested to register. The provisions of this subsection (d) shall not apply to any shares of Common Stock which may be sold by Employee to the public immediately without registration, including shares of Common Stock which may be sold within a period of 90 days under Rule 144 (or any successor regulation thereto) promulgated under the Securities Act.

          (e)   Other Fringe Benefits.   At all times during the term of this
Agreement, Employee shall be entitled to the fringe benefits set forth on Exhibit A to this Agreement, together with such other benefits as may from time to time be provided generally to executive officers of the Company.

     4.   Certain Covenants of Employee

          (a)   Confidential Information.   Employee agrees that all
information pertaining to the prior, current or contemplated businesses of the Company and its subsidiaries and affiliates (excluding (i) publicly available information in substantially the form in which it is publicly available, unless such information becomes publicly available through unauthorized disclosure by Employee, and (ii) information of a general nature not pertaining exclusively to the Company which would be generally acquired in similar employment with another company) constitutes a valuable and confidential asset of the Company and is the exclusive property of the Company. Such information includes, without limitation, information related to trade secrets, business strategies, customer lists, loan portfolios, financing techniques, financing sources and financial statements of the Company or any affiliate or subsidiary. Employee shall hold all such information in trust and confidence for the Company and shall not, except as required by applicable law, use or disclose any such information other than for the Company's business, either during his term of employment or thereafter, without the prior written consent of the Company.

          (b) Nonsolicitation of Employees. Except as otherwise provided in this subsection (b), at all times during the term of this Agreement and for a period of eighteen (18) months thereafter, Employee shall not, directly or indirectly, employ, attempt to employ, recruit or otherwise solicit, induce, aid or influence any management employee of the Company or any of its subsidiaries or affiliates, having a position of senior vice president or any more senior position, to terminate his or her employment with the Company or any of its subsidiaries or affiliates. During the period that this subsection
(b) applies, Employee shall inform any prospective employer of Employee's covenants and obligations under this subsection (b). If (i) Employee terminates his employment hereunder for cause or (ii) the Company terminates Employee's employment hereunder without cause, this subsection (b) shall apply for the period during which payments are made under Section 6(d) or 6(e) of this Agreement, as the case may be. In the event that this Agreement expires without renewal pursuant to notice of non-renewal given by the Company, this subsection (b) shall apply for the period during which payments are made under
Section 6(f) of this Agreement.

          (c) Non-Competition. Except as otherwise provided in this subsection (c), at all times during the term of this Agreement and for a period of eighteen (18) months thereafter, Employee shall not, directly or indirectly,

           (i) as an individual proprietor, partner, stockholder, director, officer, employee, joint venturer, agent, consultant, lender or in any other capacity whatsoever (other than as a holder of less than two (2) percent of any class of publicly traded equity securities) participate in or engage in any business comparable to the business of the Company or any of its subsidiaries, which endeavor derives a majority of its revenue from its business within the state of California; or

            (ii) solicit, aid or encourage any person or entity who was a customer or potential customer of the Company or any of its subsidiaries, and about whom Employee gained a significant understanding during the period of his employment hereunder, to terminate such customer's relationship with the Company or any of its subsidiaries or to conduct with any other person or entity any business or activity which such customer then conducts or could conduct with the Company or any of its subsidiaries.

During the period that this subsection (c) applies, Employee shall inform any prospective employer of Employee's covenants and obligations under this subsection (c). If (i) Employee terminates his employment hereunder for cause or (ii) the Company terminates Employee's employment hereunder without cause, this subsection (c) shall apply only for the period during which payments are made under Section 6(d) or 6(e) of this Agreement, as the case may be. In the event that this Agreement expires without renewal pursuant to notice of non-renewal given by the Company, this subsection (c) shall apply only for the period during which payments are made under Section 6(f) of this Agreement.

     5.   Termination of Employment.   Notwithstanding the provisions of
Section 1 hereof, Employee's employment hereunder shall terminate under the following circumstances:

          (a)   Disability.   The Company may, upon not less than ten (10)
days notice, terminate Employee's employment if Employee is disabled (as hereinafter defined). For purposes of this Agreement, Employee shall be deemed to be disabled if, as a result of any illness, injury, accident or condition of either a physical or psychological nature, Employee has been unable to perform, in all material respects, all of his duties and responsibilities hereunder for thirteen (13) weeks out of six (6) consecutive months and such disability thereafter can reasonably be expected to continue to render Employee unable to perform, in all material respects, all of his duties and responsibilities hereunder indefinitely. The determination of whether Employee is disabled shall be made in good faith by the Board of Directors of the Company based upon medical examinations by a physician or physicians reasonably acceptable to the Company and Employee. Employee agrees to submit to medical examinations to determine whether he is disabled pursuant to reasonable requests the Company may make from time to time.

          (b)   Termination by the Company for Cause.   The Company
may terminate Employee's employment hereunder for cause (as hereinafter defined), effective immediately, upon a vote of the Board of Directors of the Company taken after ten (10) days notice to Employee setting forth in reasonable detail the nature of such cause. A vote of not less than two-thirds of all the members of the Board of Directors shall be required in the event of a termination for cause as specified in clause (v) of this subsection (b); in all other cases under this subsection (b), a vote of a majority of all of the members of the Board of Directors shall be required.
Only the following shall constitute "cause" for termination under this subsection (b):

                       (i) The conviction of Employee by a court of competent jurisdiction of any criminal offense involving dishonesty, breach of trust or misappropriation, or the entering of a plea by Employee of nolo contendere to such an offense;

                      (ii) The commission by Employee of an act of fraud, embezzlement, theft, or the like;

                     (iii) A willful violation of any law, rule or regulation governing the operation of the Company or any of its subsidiaries or affiliates or the insurance of deposits held by a subsidiary of the Company (A) which is a felony or misdemeanor, or (B) which the Board of Directors of the Company determines in good faith will likely have or has had a material harmful effect on the Company and its subsidiaries taken as a whole;

                      (iv) A material breach by Employee of this Agreement or a willful refusal to perform the duties reasonably assigned to him by the Board of Directors of the Company in accordance with the custom and practices of the Company, which breach or refusal continues for more than ten (10) days after notice given to Employee pursuant to a vote of the Board of Directors of the Company, such notice and vote to set forth in reasonable detail the nature of such breach or refusal;

                    (v) A failure by Employee to perform the duties reasonably assigned to him by the Board of Directors of the Company in accordance with the custom and practice of the Company at a level of performance reasonably satisfactory to the Board of Directors of the Company (such level of performance to be determined in good faith by such Board of Directors taking into account standards prevailing in comparable banking institutions based in California), which failure continues for more than sixty (60) days after notice given to Employee pursuant to a vote of not less than two-thirds of all members of the Board of Directors of the Company, such notice and vote to set forth in reasonable detail the nature of such failure; or

                      (vi) The willful and unauthorized disclosure of material confidential information in breach of Section 4 of this Agreement, which disclosure the Board of Directors of the Company determines in good faith will likely have or has had a material harmful effect on the Company or any of its subsidiaries or affiliates.

In the event of a vote by the Board of Directors of the Company pursuant to this Section 5(b), including any vote to give notice pursuant to Section 5(b)(iv) or (v), Employee shall not be entitled to vote, and in determining whether the requisite percentage of the Board of Directors has voted for purposes of this Agreement, Employee's membership on such Board shall not be counted.

          (c)   Termination by Employee for Cause.   Employee may
terminate his employment hereunder for cause upon not less than ten (10) days notice to the Company setting forth in reasonable detail the nature of such cause, provided, however, that if (X) before the expiration of such ten (10) day period the Company shall begin to cure such cause and shall notify Employee of its intent to cure, and (Y) the Company does in fact cure such cause within twenty(20) days after its receipt of the original notice from Employee, no cause shall be deemed to have existed. Only the following shall constitute "cause" for termination under this subsection (c):

                       (i) The failure of the Company to continue to employ Employee as its senior most executive officer during the term of this Agreement, or the completion of a transaction or series of transactions which result in the Company becoming a majority-owned subsidiary of another company, if, within thirty (30) days thereafter, the ultimate parent company of which the Company is a direct or indirect majority-owned subsidiary has not assumed the Company's obligations under this Agreement and elected Employee to serve as its senior most executive officer;

                      (ii) A material change by the Company, without Employee's prior consent, in the nature or scope of Employee's responsibilities, title, authorities, powers, functions or duties from the responsibilities, title, authorities, powers, functions or duties normally exercised by an executive in the positions of President and Chief Executive Officer of a company generally comparable to the Company (including, without limitation, the failure to be reelected as a director of the Company or of any subsidiary which is a depository institution or a "significant subsidiary" of the Company (as defined in Section 2(b) hereof), provided Employee is otherwise eligible) or a change, without Employee's prior consent, in the place of Employee's principal office to a location outside of California or, within the Company's principal office, to a location intended to separate Employee significantly from other executive officers of the Company; and

                     (iii)  A material breach by the Company of this Agreement.

     6.   Payments Upon Termination of Employment

          (a)   Death.   If Employee dies during the term of this
Agreement, in addition to all other benefits to which he or his personal representative(s) may be entitled, the Company shall pay to his designated beneficiary or, if no such beneficiary exists, to his estate, that portion of his Base Salary that is accrued and unpaid through and including the date of death.

          (b)   Disability.   If during the term of this Agreement the
Company terminates Employee's employment because Employee is disabled within the meaning of Section 5(a) hereof, upon such termination Employee shall receive that portion of his Base Salary and any benefits that are accrued and unpaid through and including the date of termination of employment. In the absence of a long-term disability benefit plan under which Employee is eligible for coverage, the Company shall pay to Employee benefits at the rate of sixty percent (60%) per annum of his then Base Salary (payable as provided in Section 3(a) hereof), commencing upon termination of Employee's employment pursuant to Section 5(a) hereof and continuing until Employee reaches age sixty-five (65); provided, however, that, except as provided in the next following sentence, any disability benefits payable under this Section 6(b) shall be subject to any cap on benefits then applicable under any long-term disability plan in effect covering executive officers of the Company generally as of the date of such termination or, if no such plan is then in effect, under the plan that was most recently in effect, if any. Notwithstanding the immediately preceding sentence, in no event shall the applicable rate for long-term disability payments be less than fifty percent (50%) per annum of Employee's then Base Salary. In addition, all warrants and options to purchase common stock of the Company theretofore granted to Employee shall immediately become fully vested and exercisable, notwithstanding any existing or hereafter-enacted provision to the contrary in any warrant or option plan under which the same were granted.

          (c)   Termination by the Company for Cause.   If during the term
of this Agreement, the Company terminates Employee's employment for cause, Employee shall be entitled to receive from the Company that portion of his Base Salary that is accrued and unpaid through and including the date of such termination, and the Company shall have no further obligation to Employee hereunder, except any obligation under any benefit plan in which Employee is then a participant.

          (d)   Termination by Employee for Cause.   If during the term of
this Agreement Employee terminates his employment for cause, Employee shall have no further obligation to the Company except his obligations under Section
4 hereof and shall be entitled to all of the payments and benefits to the extent specified in Section 6(e) hereof.

          (e)   Termination by the Company without Cause.   Subject to the
foregoing provisions of this Section 6, if during the term of this Agreement the Company terminates Employee's employment without cause, then in such case:

                   (i) The Company shall continue to pay to Employee, or to Employee's personal representative(s) in the case of his subsequent death, Employee's Base Salary for a period equal to the greater of (A) the remainder of the Initial Term or (B) eighteen (18) months, less the number of days elapsed from the notice of non-renewal, if any, given by the Company or Employee, which payments shall be made in installments as provided in Section 3(a) hereof;

                  (ii) All warrants and options to purchase common stock of the Company theretofore granted to Employee, including, without limitation, any stock option granted under the Option Plan, shall immediately become fully vested and exercisable, notwithstanding any existing or hereafter-enacted provision to the contrary in any warrant or option plan under which the same were granted;

                  (iii) The Company shall, during the period it is obligated to continue payments under paragraph (i) of this subsection (e), maintain in effect for Employee, to the extent described below, all group insurance (including life, health, accident and disability insurance) and all other employee benefit plans, programs or arrangements (but excluding qualified retirement plans) in which Employee was participating immediately preceding such termination, with the cost of the same paid or shared to the same extent as paid or shared from time to time with respect to other senior executive officers of the Company; provided, however, that in the event that prior to the expiration of such period Employee accepts similar employment elsewhere with substantially similar benefits, Employee shall be entitled to such benefits only through the date of such new employment;

                 (iv) All insurance or other provisions for indemnification and defense of officers or directors of the Company which are in effect on the date of termination of Employee's employment hereunder shall continue for the benefit of Employee with respect to all of his acts or omissions while an officer or director, as fully and completely as if such termination had not occurred, until the final expiration or running of all periods of limitation for actions which may be applicable to such acts or omissions;

                 (v) Without further action by the Company, Employee shall receive, beginning at age sixty-five (65), payments from the Company equal to the excess, if any, of (A) the monthly amount to which Employee would have been entitled, had Employee been employed by the Company for three (3) years, as a supplemental retirement benefit under any supplemental retirement benefit arrangement in effect for Employee, over (B) any amounts actually payable to Employee under such arrangement, which payments by the Company shall be made at the same times, for the same duration and in the same manner as any benefits payable under any such arrangement.

In the event that Employee's participation in any of the foregoing plans, programs or arrangements contemplated by this subsection (e) is discontinued or the benefits thereunder are materially reduced during such period, the Company shall provide Employee with benefits substantially similar to those to which Employee was entitled immediately prior to the date of his termination of employment, to the extent and for the periods specified in this subsection
(e). Upon expiration of the period of coverage provided hereunder, Employee shall be provided with the opportunity to have assigned to him at no cost and with no apportionment of prepaid premiums any assignable insurance owned by the Company or any of its subsidiaries and relating specifically to Employee.

          (f)   Expiration of Term Without Renewal.   If this Agreement
expires without renewal pursuant to notice of non-renewal given by the Company as provided by Section 1 hereof, (i) the Company shall pay to Employee, together with any compensation and benefits then accrued but remaining unpaid (whether with respect to vacation benefits or otherwise), an amount equal to six (6) months of the Base Salary (payable in installments as provided in Section 3(a) hereof commencing on the date of expiration), and (ii) all benefits to which Employee was entitled as of the termination of his employment shall continue in effect, with the cost of the same paid or shared to the same extent as paid or shared from time to time with respect to other senior executive officers of the Company, for six (6) months following such expiration. If any such benefit plan, program or arrangement is discontinued or the benefits thereunder are materially reduced during the period set forth in Clause (ii), the Company shall provide Employee with benefits substantially similar to those to which Employee was entitled immediately prior to the date of his termination of employment, to the extent and for the periods specified in this subsection (f).

          (g)   Mitigation.   If Employee provides services for pay
(including as an independent consultant or independent contractor, but not including board membership approved by the Board of Directors under Section 2(a) hereof prior to Employee's termination of employment) to anyone other than the Company during any period in which Employee is receiving payments from the Company pursuant to subsection 6(b), (d), (e) or (f) hereof, payments to Employee by the Company shall be reduced by the amounts earned by Employee during such period as a result of his performing such other services. Employee agrees promptly to notify the Company of any arrangement during a period in which he is receiving the aforementioned payments from the Company and to cooperate fully with the Company in determining the amount of any such reduction and to repay to the Company any amounts previously paid to Employee if required by the terms of the previous sentence. Employee shall have no duty to mitigate the amount of any payments to which he is entitled pursuant to subsections (b), (d), (e) or (f) of this Section 6 by seeking employment or otherwise.

          (h)   Section 280G Reduction

                  (i) General. Notwithstanding any other provision of this Section 6, this subsection (h) shall govern the amount of Agreement Payments (as hereinafter defined), if any, to which Employee shall be entitled and which are contingent upon a change in ownership or control of the Company for purposes of Section 280G and Section 4999 of the Code.

                (ii)  Certain Definitions.  For purposes of this subsection (h),

                (A) "Payment" shall mean any payment, distribution or other benefit in the nature of compensation to or for the benefit of Employee, whether paid or payable pursuant to this Agreement, the Option Plan or otherwise;

                (B) "Agreement Payment" shall mean any payment, distribution or other benefit in the nature of compensation to or for the benefit of Employee paid or payable pursuant to this Agreement, including, without limitation, the acceleration of vesting of shares of Restricted Stock or stock options granted pursuant to the Option Plan;

                (C)      "Present Value" shall mean such value
          determined in accordance with Section 280G(d)(4) of the Code;

                (D)      "Net After Tax Receipt" shall mean the Present
          Value of all Payments net of all taxes imposed on Employee with respect thereto under Sections 1 and 4999 of the Code determined by applying the highest marginal rate, which in the opinion of Accounting Firm (as hereinafter defined), is most likely to apply to such Payment; and

                (E) "Reduced Amount" shall mean the amount of Payments which contains the smallest aggregate amount of Agreement Payments and which amount (X) is less than the sum of all Payments and (Y) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the aggregate Payments were any other amount less than the sum of all Payments.

                     (iii) Determination of Net After Tax Receipts. Promptly following the termination of the employment of Employee, Company shall engage an internationally recognized certified public accounting firm mutually acceptable to the Company and Employee ("Accounting Firm") to determine whether the receipt of all Payments would subject Employee to tax under Section 4999 of the Code, and if so, whether some lesser amount of Payments would meet the definition of a "Reduced Amount."
     If Accounting Firm determines that there is a Reduced Amount, the aggregate Agreement Payments shall be reduced so the total Payments equal such Reduced Amount. Agreement Payments shall be eliminated or reduced in the inverse order in which they are to be made, with any reduction first being applied to Agreement Payments which Employee is entitled to receive last following the effective date of the termination of his employment. All determinations made by Accounting Firm under this Agreement shall be made within ninety (90) days after the termination of the employment of Employee and shall be binding upon the Company and Employee.

                      (iv) Composition and Payment of Reduced Amount. If Accounting Firm determines that the aggregate Agreement Payment(s) should be reduced to the Reduced Amount, the Company shall promptly give Employee notice to that effect and a copy of the detailed calculation thereof, and Employee may then elect, in his sole discretion, consistent with the requirements of clause (iii) of this subsection (h), the nature (but not the timing) of the Agreement Payments to be eliminated or reduced (as long as after such election, the Present Value of the aggregate Payments equals the Reduced Amount), and shall advise the Company in writing of his election within ten (10) days after his receipt of notice. If no such election is made by Employee within such period, the Company may elect, consistent with the requirements of clause (iii) of this subsection
     (h), which of the Agreement Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Payments equals the Reduced Amount) and shall notify Employee promptly of such election. As promptly as practicable following such determination, the Company shall pay to or distribute for the benefit of Employee such Payments as are then due to Employee and shall promptly pay to or distribute for the benefit of Employee in the future such Payments as become due to Employee, in each case to the extent the Agreement
     Payments are reduced by this subsection (h).

                  (v) Adjustments. While it is the intention of the Company and Employee to reduce the Agreement Payments payable or distributable to Employee only if the aggregate Net After Tax Receipts to Employee would thereby be increased, because of the uncertainty in the application of Section 280G and Section 4999 of the Code at the time of the initial determination by Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Employee which, because of the terms of this subsection (h), should not have been so paid or distributed (an "Overpayment"), or that additional amounts, which will have not been paid or distributed by the Company to or for the benefit of Employee because of the terms of this subsection (h), could have been so paid or distributed (an
     "Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder. If Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or Employee, which assertion Accounting Firm believes has a high probability of success, or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of Employee shall be treated for all purposes as a loan ab initio to Employee which Employee shall repay to the Company in not more than six approximately equal semi-annual installments, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by Employee to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which Employee is subject to tax under Section 1 and
     Section 4999 of the Code or generate a refund of such taxes.  If
     Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

     7.   Miscellaneous

          (a)   Notices.   Any notice, request, demand or other
communication provided for by this Agreement shall be in writing and may be delivered in person or sent, postage paid, by registered or certified mail, or by a recognized overnight courier or by facsimile (with a confirmation copy sent by a recognized overnight delivery service) to Employee at the last address Employee has filed in writing with the Company or, in the case of the Company, to the Chairman of the Committee. All such communications shall be deemed given upon receipt. Any party may by written notice to the other party change the address to which notices to it or him are to be addressed hereunder.

          (b)   Indemnification.   The Company agrees to indemnify
Employee against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, reasonably incurred by him in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which he may be involved or with which he may be threatened, during his employment by the Company or its successors or thereafter by reason of serving or having served as an officer or director of the Company or any of its subsidiaries or affiliates, or at its request as a director or officer of any organization in which the Company directly or indirectly owns shares or of which it is directly or indirectly a creditor, or at the request of the Company or any of its subsidiaries in any capacity with respect to any employment plan, all to the maximum extent permitted under applicable law.

          (c)   No Restrictions.   Employee hereby represents and warrants
that he is not subject to any agreement, restriction, lien or encumbrance of any type limiting in any way his ability to perform his obligations under this Agreement or in any way inconsistent with this Agreement.

          (d) Withholding. The Company shall have the right to deduct and withhold from all payments made to Employee or any beneficiary hereunder any taxes required by law to be withheld with respect to such payments. In the case of any FICA or Medicare taxes that may be due prior to the payment of any amount hereunder, the Company shall have the right to deduct or withhold the same from other compensation payable to Employee, or if there is no such compensation, by reducing other payments due to Employee by the amount of such FICA or Medicare taxes and any income tax withholding required in connection with such reduction.

          (e)   Assignment; Successors.   This Agreement is personal in
nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder except as otherwise expressly permitted by this Section 7(e). This Agreement shall be binding upon the Company's successors, permitted assigns and administrators. Prior to the completion of the "SDN Merger," as such term is defined in the Agreement and Plan of Reorganization dated as of April 23, 1996 (the "Reorganization Agreement") between the Company and Commerce Security
Bank, the Company shall cause

Holdco (as defined in the Reorganization Agreement) to ratify and assume this Agreement effective as of the Effective Time (as defined in the "Reorganization Agreement"), whereupon references in this Agreement to "the Company" and "Common Stock" shall be deemed to refer to Holdco and Holdco common stock, respectively. If after the Effective Time, Holdco merges into or becomes a subsidiary of any other company (or if the SDN Merger is not consummated and the Company merges into or becomes a subsidiary of any other company), the Company shall use its best efforts to cause the Company's obligations with respect to the issuance of the Restricted Stock and stock options under the Option Plan, as set forth in Section 4 of this Agreement, to be assumed by the parent company that owns, directly or indirectly through one or more intermediates, more than fifty percent (50.0%) of the outstanding voting securities of the Company or in the case of a merger of the Company into another entity, the surviving company, and upon such assumption, all references in this Agreement to "Common Stock" shall be deemed to mean the common stock of such parent company.

          (f)   Survival.   Except as otherwise provided in this Agreement,
upon the termination of this Agreement, the obligations of the Company and Employee contained in Sections 4 and 6 and subsection (b) of this Section 7 shall continue in effect in accordance with their terms, such Sections and subsections containing independent agreements and obligations.

          (g)   Enforcement.   The agreements of Employee contained in
Section 4 hereof are of a special, unique and extraordinary character, and the obligations of Employee set forth therein shall therefore be enforceable both at law and in equity, by injunction or otherwise. The rights and remedies of the parties hereunder shall be cumulative and not alternative and shall not be exhausted by any one or more uses thereof.

          (h)   Severability.   The provisions of this Agreement shall be
deemed severable. If any provision of this Agreement is unenforceable or illegal in any respect, the remainder shall remain in full force and effect.
If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting and reducing it so as to be enforceable to the maximum extent compatible with applicable law.

          (i)   Governing Law.   This Agreement shall be governed by and
construed in accordance with the laws of the State of Delaware.

          (j)   Entire Agreement.   This Agreement constitutes the entire
Agreement between the parties as to the subject matter contained herein and may not be changed except by a writing duly executed and delivered by the parties hereto.



           [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.



CORPORATE                    SDN BANCORP, INC.
  SEAL

Attest:

                                By
Michael K. Krebs                K. Thomas Kemp
Secretary                       Chairman, Compensation Committee




Witness:

                             Robert P. Keller, Employee

                Exhibit A to Employment Agreement
                By and Between SDN Bancorp, Inc.
                       and Robert P. Keller
                   Dated as of October 1, 1995


     1.   Vacation.   Employee shall be entitled to at least four weeks paid
vacation in each calendar year during the term of the Agreement. Up to two weeks of unused vacation time may be carried over for one year, but (i) any time so carried over shall expire at the end of the year subsequent to the year in which the time was earned, and (ii) Employee may not take more than five weeks vacation during any calendar year without the specific approval of the Board of Directors of the Company. Employee shall also be entitled to all paid holidays recognized by the Company.

     2.   General Reimbursement.   Employee shall be entitled to
reimbursement for any expenses which are reasonable and necessary to the conduct of the Company's business incurred by him as a result of or in connection with his employment by the Company and which are properly deductible by the Company under the Code. Reimbursement of such expenses shall be subject to periodic review by the Company's Audit Committee. Employee shall maintain adequate records of all reimbursable expenses necessary to satisfy any reporting requirements of the Code and applicable Treasury regulations.

     3.   Insurance and Other Benefit Plans.   Employee shall be entitled to
participate in the Company's hospitalization, medical, dental, group-term life, travel accident, short- and long-term disability and other similar insurance plans generally available to the Company's senior management from time to time, the expense of the same to be paid by the Company to the same extent it is paid on behalf of other senior management employees. The Company shall use its best efforts to maintain in full force and effect during the term of the Agreement long-term disability insurance coverage with respect to Employee providing for benefit payments in the event Employee becomes totally disabled at a rate not less than fifty percent (50%) per annum of Employee's then current Base
Salary.

     4. Retirement Benefits. The Company shall provide to Employee, at the Company's sole expense, a supplemental retirement program providing for annual retirement benefits through a non-qualified, unfunded arrangement, calculated, subject to the provisions of Section 6(e)(v) of this Agreement, as follows: (i) after completion of one year of service during the term of this Agreement, Employee shall be entitled to receive annual retirement payments under this Agreement equal to five percent (5.0%) of Employee's Average Base Salary (as hereinafter defined); and (ii) for each additional year of service during the term of this Agreement, the applicable percentage shall increase by an additional five hundred (500) basis points up to a maximum of thirty-five percent (35.0%) of Employee's Average Base Salary after seven years. The supplemental retirement benefit will accrue and vest annually. The term "Average Base

Salary" means the average of the two highest Base Salaries received by Employee under this Agreement. The supplemental retirement benefit shall be paid monthly in arrears for ten (10) years commencing upon the earlier to occur of (i) Employee's attainment of age sixty-five (65) or retirement from the Company, whichever is later, and (ii) Employee's death. The monthly supplemental retirement benefit will be reduced by the monthly amount of benefits which would be received by Employee on the basis of a ten-year certain payment from any contributions made by the Company to a qualified retirement plan on behalf of Employee. For example, after completing three
(3) years of service with the Company, Employee will be entitled to receive an annual supplemental retirement payment, payable monthly commencing at the time specified above, equal to fifteen percent (15.0%) of Employee's then Average Base Salary, less the monthly payments that would be received from a ten-year certain annuity purchased at the time of commencement of the annual supplemental retirement payment with the qualified retirement plan contributions made by the Company on behalf of Employee. If Employee dies before retirement, such monthly payments shall be made to Employee's designated beneficiary. Similarly, any such payments remaining at Employee's death shall be paid to his designated beneficiary. A lump sum payment of the present value of future payments under the supplemental retirement program may be made upon Employee's retirement or death with the mutual consent of the Company and Employee or his designated beneficiary.

     The supplemental retirement program incorporated herein constitutes a mere promise by the Company to make payments in the future, and the rights of Employee hereunder shall be those of a general unsecured creditor of the Company. The supplemental retirement benefit provided hereby is granted by the Company as a fringe benefit to Employee and is not part of any salary reduction plan or any arrangement deferring a bonus or a salary increase, and Employee has no option to take any current payment or bonus in lieu of the supplemental retirement benefit. No amount payable with respect to the supplemental retirement benefit shall be considered compensation of Employee for purposes of any other benefit plan or program of the Company. No rights of Employee to payment of the supplemental retirement benefit may be subject in any way to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of Employee or any beneficiary.

     Nothing contained herein shall be construed to create a trust of any kind or to render the Company a fiduciary with respect to Employee. The Company shall not be required to maintain any fund or segregate any amount, purchase any insurance contract or in any other way currently fund the future payment of any supplemental retirement benefit, and nothing contained herein shall be construed to give Employee or any other person any right to any specific assets of the Company or of any other person. The supplemental retirement benefit provided hereunder shall be paid solely from the general assets of the Company.